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                                                                     EXHIBIT 5.1
                                                                   LEGAL OPINION

                   [LETTERHEAD OF CAMHY KARLINSKY & STEIN LLP]




                               September 29, 1997


Board of Directors
InnoPet Brands Corp.
One East Broward Blvd., Suite 1100
Fort Lauderdale, Florida 33301


                  Re: InnoPet Brands Corp. - Registration Statement on Form SB-2


Dear Sirs:

                  You have requested our opinion as counsel for InnoPet Brands Corp., a Delaware corporation (the "Company"), in connection with the registration statement (the "Registration Statement") on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance by the Company of: (i) 1,332,456 shares (the "Shares") of common stock, par value $.01 per share, (the "Common Stock") which includes (a) certain shares of Common Stock underlying series A 4% cumulative convertible preferred stock (the "Series A Preferred Stock") issued in connection with the April 29, 1997 private placement (the "Private Placement") with Entrepreneurial Investors, Ltd. ("EIL") (the "Private Placement Common Shares"), (b) certain shares of Common Stock which may be issued in the future as a dividend on the Series A Preferred Stock (the "Dividend Shares"), (c) certain shares of Common Stock (the "Option Shares") underlying an option, granted to the placement agent in the Private Placement, to purchase 62,500 shares of Series A Preferred Stock which may be issued in the future upon the proper exercise of the option, (d) certain shares of Common Stock (the "Warrant Shares") to be issued upon the proper exercise of an outstanding common stock purchase warrant (the "Warrant"), issued in connection with the July 9, 1997 loan made to the Company by EIL (the "Loan"),
(e) certain shares of Common Stock (the "Collateral Shares") which may be issued in the future upon the proper conversion of the debt underlying the Loan into shares of Common Stock, and (f) certain shares of Common Stock (the "Interest Shares") which may be issued to EIL in the future as interest on the Loan; and
(ii) certain Warrants issued to EIL in connection with the Loan.



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Board of Directors
InnoPet Brands Corp.
September 29, 1997
Page 2






                  In rendering the opinions hereafter we have relied upon such documents and instruments as we have deemed appropriate.

                   In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.

                  The opinions hereafter expressed are subject to the following qualifications:

                           A. Our opinion in paragraph 1 below as to the good
standing of the Company is based solely upon a certificate from public officials.

                           B. Our opinions below are limited to the matters
expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

                           C. We disclaim any obligation to update this opinion
letter for events occurring after the date of this opinion.

                           D. We are members of the Bar of the State of New
York. Our opinions below are limited to the effect of the laws of the State of New York and of the federal laws of the United States.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

                  2. The Private Placement Common Shares are duly authorized, and when issued, upon proper conversion and in accordance with the terms of the Series A Preferred Stock, will be legally issued, fully paid and non-assessable.

                  3. The Dividend Shares are duly authorized and when issued, upon proper declaration of a dividend and in accordance with the terms of the Series A Preferred Stock, will be legally issued, fully paid and non-assessable.

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Board of Directors
InnoPet Brands Corp.
September 29, 1997
Page 3



                  4. The Option Shares are duly authorized and when issued, upon proper exercise of the option and in accordance with the terms thereof and the terms of the Series A Preferred Stock, will be legally issued, fully paid and non-assessable.

                  5. The Warrant Shares are duly authorized and when issued, against payment therefor in accordance with the terms of the Warrant, will be legally issued, fully paid and non-assessable.

                  6. The Collateral Shares are duly authorized and when issued, in accordance with the terms of the Note underlying the Loan, will be legally issued, fully paid and non-assessable.

                  7. The Interest Shares are duly authorized and when issued, in accordance with the terms of the Note underlying the Loan, will be legally issued, fully paid and non-assessable.

                  8. The Warrants are duly authorized, legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

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Board of Directors
InnoPet Brands Corp.
September 29, 1997
Page 4


                  This opinion letter is rendered solely for the benefit of the addressee. Without our prior written consent, this opinion letter may not be:
(i) relied upon by any other party or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document; or (iii) furnished (the original or copies thereof) to any other party.






                                              Very truly yours,

                                              /s/ CAMHY KARLINSKY & STEIN LLP

                                              CAMHY KARLINSKY & STEIN LLP